UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:	May 12, 2010

(Date of earliest event reported):	May 10, 2010

Commission File No. 0-5411

HERLEY INDUSTRIES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	23-2413500
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
3061 Industry Drive Lancaster, PA	17603
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-397-2777

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:                      Entry into a Material Definitive Agreement

Herley Industries, Inc. (the “Company”) announced on May 10, 2010 that a preliminary agreement has been reached to settle all stockholder derivative actions originally filed in 2006 in the United States District Court for the Eastern District of Pennsylvania at Docket No. 06-CV-2964 (JRS).

As disclosed previously, the consolidated derivative complaint, filed on January 12, 2007, alleges that current and former directors violated their fiduciary obligations in connection with certain actions or decisions in their capacities as officers or directors of the Company.  All of the defendants previously denied any wrongdoing and, under the settlement agreement, the defendants and the Company continue to deny any breach of fiduciary duties or any other improper actions.

Under the terms of the proposed settlement, Herley has agreed to institute certain corporate governance practices relating to the Board of Directors structure, directors’ independence, nomination and election procedures for directors, related party transactions, director stock ownership, and oversight policies.  Herley’s Board is committed to the implementation of best practices in the area of corporate governance and believes that the agreed upon practices are consistent with that commitment.

Based upon an Order entered by the Court on Monday, May 10, 2010, Herley has 10 business days to notify the stockholders of the proposed settlement.  The stockholders will then have until June 24, 2010 to serve their objections to the settlement.  The Court has scheduled a hearing for July 9, 2010, to hear any objections to the settlement, determine whether it is fair to the stockholders and consider any other matters that the Court deems appropriate.

In the event that the Court approves the settlement at the July 9th hearing, plaintiffs’ counsel will ask the Court to award the sum of $975,000 for fees and costs in pursuit of the consolidated derivative action.  Herley has agreed to join in the request.

The proposed settlement agreement is attached to this Current Report as Exhibit 10.

Item 9.01:                      Financial Statements and Exhibits

(c)  Exhibits

Exhibit No.	Description
10	Stipulation and Agreement of Compromise, Settlement and Release

99	Press release dated May 10, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 12, 2010	HERLEY INDUSTRIES, INC. By: /s/ Anello C. Garefino Anello C. Garefino Chief Financial Officer